Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553

PROSPECTUS SUPPLEMENT
(To prospectus dated May 30, 2006)

LEHMAN BROTHERS HOLDINGS INC.

RISK FACTORS FOR EQUITY-LINKED NOTES AND WARRANTS

The risk factors discussed in this prospectus supplement will generally apply to certain equity-linked notes and warrants that Lehman Brothers Holdings will sell from time to time, the return on which will be linked to a common stock (an “index stock”), a stock index, a basket of common stocks, a basket of stock indices or a combination of two or more of the foregoing.  The specific terms for each series of notes or warrants will be included in Lehman Brothers Holdings’ prospectus dated May 30, 2006 (the “base prospectus”) and one or more prospectus supplements related to such series. You should read the base prospectus and any related prospectus supplement, including the risk factors set forth in this prospectus supplement, carefully before you invest in any such securities. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus or related prospectus supplement or free writing prospectus. This prospectus may not be used to sell securities unless accompanied by the base prospectus and a prospectus supplement or supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying base prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities. It may act as principal or agent in, and this prospectus supplement and the base prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

May 30, 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the base prospectus and any related prospectus supplement or free writing prospectus. Any free writing prospectus should be read in connection with this prospectus supplement, the base prospectus and any other prospectus supplement referred to therein. We have not, and the agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the base prospectus and any related prospectus supplement, as well as information we have filed or will file with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document or other date referred to in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus Supplement
Risk Factors	SS-3

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in the base prospectus, any related prospectus supplement and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes and warrants may vary considerably before the stated maturity date or exercise date, as the case may be, due, among other things, to fluctuations in the price of the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, and other events that are difficult to predict and beyond Lehman Brothers Holdings’ control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes or warrants in light of your particular circumstances.

Risks Related to Notes and Warrants

Your return on the notes or warrants could be less than if you owned the index stock or the securities underlying the stock index or the component indices.

•                  Your return may not reflect dividends on the index stock, the common stocks that make up the index, the common stocks included in the basket or the common stocks that make up the indices included in the basket. Your return on the notes or warrants may also not reflect the return you would realize if you actually owned these common stocks and received the dividends paid on such stocks. This is because according to the terms of some notes or warrants the calculation agent will calculate the amount payable to you by reference to the price of these common stocks, without taking into consideration the value of dividends on these stocks.

•                  Your return may not be adjusted for changes in currency exchange rates. If the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, are traded in foreign currencies that are different than the currency in which the notes and warrants are denominated, the amount payable on the stated maturity date or upon exercise, as the case may be, may not be adjusted for the currency exchange rates in effect on the stated maturity date. If the amount payable on the stated maturity or upon exercise, as the case may be, is not adjusted for the currency exchange rates in effect on the stated maturity date or exercise date, as the case may be, any amount payable to you will be based solely upon the percentage change in the price of the index stock, the level of the stock index or the level of the basket, as the case may be. In addition, changes in exchange rates may reflect changes in various non-U.S. economies, which in turn may adversely affect the price of the index stock, the level of the stock index or the level of the basket, as the case may be, and the notes or warrants.

Historical prices of the index stock, levels of the stock index or levels of the basket, as the case may be, should not be taken as an indication of the future performance of the index stock or the indices during the term of the notes or warrants.

The trading prices of the index stock, the common stocks that make up the index, the common stocks included in the basket or the common stocks that make up the indices included in the basket, as the case may be, will determine the price of the index stock, the level of the stock index or the level of the basket. You should realize, however, that past performance is not necessarily indicative of how the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, or the notes or warrants will perform in the future. Trading prices of these common stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the prices of the underlying securities themselves.

For notes whose performance is linked to a basket of common stocks or a basket of stock indices, changes in the price of one or more of the common stocks or level of the indices, as the case may be, comprising the basket may offset each other.

Price movements in the common stocks or changes in the levels of the stock indices, as the case may be, comprising a basket may not correlate with each other. At a time when the price of one or more of the common stocks or level of one or more of the stock indices included in the basket, as the case may be, increases, the price of one or more of the other common stocks or stock indices included in the basket, as the case may be, may not increase as much or may even decline in value. Therefore, in calculating the closing level of the basket on the valuation date, increases in the value of one or more of the common stocks or level of one or more of the stock indices included in the basket, as the case may be, may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other common stocks or level of one ore more of the other stock indices included in the basket, as the case may be. Past performance is not necessarily indicative of how the common stocks or stock indices, as the case may be, will perform in the future. In addition, there can be no assurance that the closing level of the basket will be higher than the initial level of the basket so that you will receive on the stated maturity date an amount in excess of the price at which the notes are initially being sold to the public.

The inclusion of commissions and projected profit from hedging in the public offering price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase notes or warrants of a particular series in secondary market transactions will likely be lower than the public offering price of the notes of that series, since the public offering price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes or warrants, as well as the projected profit included in the cost of hedging the obligations of Lehman Brothers Holdings under the notes or warrants. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

The notes or warrants may not be actively traded.

The notes or warrants may not be listed on any securities exchange. Even if the notes or warrants are listed on a securities exchange, there may be little or no secondary market for the notes or warrants and even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes or warrants, but it is not required to do so. In the case of warrants, to the extent warrants are exercised, the number of warrants outstanding will decrease, resulting in a decrease in the liquidity of the warrants. In addition, during the life of the warrants, Lehman Brothers Holdings or its affiliates may from time to time purchase and exercise warrants, resulting in a decrease in the liquidity of the warrants.

The value of the notes or warrants will be affected by numerous factors, some of which are related in complex ways.

The value of the notes or warrants in the secondary market will be affected by supply and demand of the notes or warrants, the price of the index stock or the level of the stock index or basket, as the case may be, at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes or warrants before the stated maturity date, or expiration date, as the case may be, may be at a discount, which could be substantial, from the price at which the notes or warrants will initially be sold to the public, depending, at that time, on the price of the index stock or the level of the stock index or basket, as the case may be, and where it is in relationship to the initial price of the index stock or level of the stock index or basket, as the case may be, and, where applicable, the threshold level. A change in a specific factor could have the following impacts on the market value of the notes or warrants, assuming all other conditions remain constant.

•                  Performance of the index stock, stock index or basket. Lehman Brothers Holdings expects that the market value of the notes or warrants will depend substantially on the performance of the index stock, stock index or basket at any given point in time. If you decide to sell your notes or warrants prior to the stated maturity date or expiration date, as the case may be, when the price of the index stock or the level of the stock index or basket, as the case may be, is greater than or equal to the initial price of the index stock or the level of the stock index or basket, as the case may be, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date or expiration date, as the case may be, based on the price of the index stock or the level of the stock index or basket, as the case may be, on the date you sell your notes or exercise your warrants because of expectations that the price of the index stock or the level of the stock index or basket, as the case may be, will continue to fluctuate until the amount payable on the stated maturity date or cash settlement value, as the case may be, is determined. If you decide to sell your notes or warrants when the price of the index stock or the level of the stock index or basket, as the case may be, is below the threshold level, you can expect to receive less than the price at which the notes or warrants are initially being sold to the public. Political, economic and other developments that affect the outlook for the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, are likely to directly affect the levels of those securities and could indirectly affect the value of the notes or warrants.

•                  Interest rates. The trading value of the notes or warrants will be affected by changes in interest rates. In general, if U.S. or foreign interest rates increase, the trading value of the notes or warrants may be adversely affected.

•                  Volatility of an index stock, the common stocks underlying an index, a basket of common stocks or a basket of stock indices. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of an index stock or the common stocks underlying an index, a basket of common stocks or a basket of stock indices, as the case may be, increases or decreases, the trading value of the notes or warrants may be adversely affected. Lehman Brothers Holdings is unable to predict the effect of these events on the future levels or volatility of an index stock, the common stocks underlying an index, a basket of common stocks or a basket of stock indices, as the case may be.

•                  Volatility of currency exchange rates. If the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, are denominated in a foreign currency, the exchange rate between the U.S. dollar and each of the foreign currencies in which such securities are denominated is a foreign exchange spot rate that measures the relative values of two currencies, the particular currency in which the such securities are denominated and the U.S. dollar. This exchange rate increases when the U.S. dollar appreciates relative to the particular currency in which the securities are denominated and decreases when the U.S. dollar depreciates relative to such currency. This exchange rate is expressed as a rate that reflects the amount of the particular currency in which the securities are denominated that can be purchased for one U.S. dollar. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which such securities are denominated changes, the trading value of the notes or warrants may be adversely affected.

•                  Correlation between currency exchange rates and the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, may be denominated and the percentage changes in the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices. If the correlation between the exchange rate between the U.S. dollar and any of the foreign currencies in which the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket is denominated changes, the trading value of the notes or warrants may be adversely affected.

•                  Merger and acquisition transactions. The index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, may be affected by mergers and acquisitions, which can contribute to volatility of these securities. Additionally, as a result of a merger or acquisition, the index stock or one or more of the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may, may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the securities they replaced.

•                  Time remaining to maturity or expiration, as the case may be. The value of the notes or warrants may be affected by the time remaining to maturity or expiration, as the case may be. As the time remaining to the maturity of the notes or the time remaining to the expiration of the warrants decrease, this time value may decrease, adversely affecting the trading value of the notes or warrants, as the case may be.

•                  Dividend yields. If dividend yields on the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, increase, the value of the notes or warrants may be adversely affected because the indices do not incorporate the value of those payments.

•                  Lehman Brothers Holdings’ credit ratings, financial condition and results. Actual or anticipated changes in Lehman Brothers Holdings’ credit ratings, financial condition or results may affect the market value of the notes or warrants.

•                  Economic conditions and earnings performance of the index stock issuer or the companies whose common stocks make up the basket, the index or the indices included in the basket, as the case may be. General economic conditions and earnings results of these companies and real or anticipated changes in those conditions or results may affect the market value of the notes or warrants.

•                  Price of the index stock or level of the stock index or basket from the date of the related prospectus supplement. In the case of certain notes, if the closing price of the index stock or closing level of the stock index or basket, as the case may be, falls below the threshold level on any exchange business day or scheduled trading day during the measurement period, the trading value of the notes may be adversely affected.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes or warrants attributable to another factor, such as an increase in the price of the index stock or the level of the stock index or basket. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes or warrants of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes or warrants.

For notes or warrants whose performance is linked to a stock index or a basket of stock indices, adjustments to the stock index or stock indices could adversely affect the value of the notes or warrants.

The policies of the publishers of the stock index or indices included in the basket concerning additions, deletions and substitutions of the stocks underlying the index or indices, and the manner in which the publishers take account of certain changes affecting such underlying stocks may affect the level of the index or basket. The policies of the publishers with respect to the calculation of the index or indices could also affect the level of the index or basket. The publishers may discontinue or suspend calculation or dissemination of the index or indices or materially alter the methodology by which they calculate the index or indices. Any such actions could affect the value of the notes or warrants.

For notes or warrants whose performance is linked to a stock index or a basket of stock indices in which the underlying common stocks are all part of the same industry or a basket of common stocks of companies which are all part of the same industry, the common stocks underlying the stock index or basket of stock indices or comprising the basket, as the case may be, are not necessarily representative of that industry.

The performance of such a stock index or basket may not correlate with the performance of the entire industry. The stock index or basket may decline in value even if the industry as a whole rises in value. Furthermore, one or more of the issuers of the common stocks underlying the stock index or indices or included the basket may engage in new lines of business or cease to be involved in the particular industry. Subject to adjustments to multipliers and to securities included in the basket for specific corporate events relating to a particular issuer, the basket may be a static basket, and the common stocks underlying the stock index or indices or included in the basket will not vary even if one or more of the issuers are no longer involved in the particular industry.

For notes or warrants whose performance is linked to a stock index or a basket of stock indices in which the underlying common stocks are all part of the same sector or a basket of common stocks of companies which are all part of the same sector, there are risks associated with a sector investment.

The performance of notes or warrants linked to the performance of such a stock index or basket is dependent upon the performance of issuers in a particular sector of the economy. Consequently, the value of the notes or warrants may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this particular industry than an investment linked to a more broadly diversified group of issuers.

For notes or warrants whose performance is linked to a stock index or a basket of stock indices in which the underlying common stocks are all part of the same industry or a basket of common stocks of companies which are all part of the same industry, industry consolidation and other corporate events may alter the composition of the stock index or basket, as the case may be.

If the issuer of a common stock underlying the stock index or indices or common stock included in such a basket is acquired in a stock-for-stock transaction, the common stock of the acquiring company will assume that common stock’s place in the basket, including if the common stock of the acquirer is already in the basket. Consequently, consolidation among issuers of the common stock underlying the stock index or indices or included in the basket will result in an increased weighting for the surviving company. For the effect of consolidation transactions and other reorganization events with respect to the common stocks underlying the stock index or indices or included in the basket on the multipliers and the basket, see the related prospectus supplement.

Lehman Brothers Holdings cannot control actions by the index stock issuer or the companies whose common stocks make up the basket, the index or the indices included in the basket, as the case may be.

Actions by these companies may have an adverse effect on the price of the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, the notes or the warrants. In addition, these companies are not involved in the offering of the notes or warrants and have no obligations with respect to the notes or warrants, including any obligation to take Lehman Brothers Holdings’ or your interests into consideration for any reason. These companies will not receive any of the proceeds of an offering of the notes or warrants and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes or warrants to be issued. These companies will not be involved with the administration, marketing or trading of the notes or warrants and will have no obligations with respect to the amount to be paid to you on the stated maturity date of the notes upon exercise of the warrants.

For notes or warrants whose performance is linked to a stock index or a basket of stock indices, Lehman Brothers Holdings and its affiliates have no affiliation with the publisher of the stock index or any of the component indices and are not responsible for their public disclosure of information.

Each publisher of a stock index or any component index provides and services such stock index. Lehman Brothers Holdings and its affiliates are not affiliated with the publishers of such indices in any way (except for licensing arrangements) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of a stock index or any component index. The publishers of a stock index or any of the component indices will not be involved in the offering of notes or warrants in any way and will have no obligation to consider your interests as an owner of the notes or warrants in taking any actions that might affect the value of your notes or warrants.

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the stock index or any of the component indices or the publishers of such indices contained in any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the stock index or any component indices and the publishers of such indices.

For notes or warrants whose performance is linked to a stock index or a basket of stock indices, if the stock index or one or more of the indices included in such a basket are comprised of securities issued by foreign companies, an investment in the notes or warrants is subject to risks associated with foreign securities markets.

You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may be more volatile than U.S. securities markets, and market developments may affect a foreign market differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volume in those markets. Also, there is generally less publicly available information about foreign companies that are not subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in different respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

If the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, are securities issued by foreign companies, the time difference between the cities where the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the index stock, the common stocks included in the basket or the securities underlying the stock index or any of the component indices, as the case may be, trade and New York City (where the notes or warrants may trade), there may be discrepancies between the price of the index stock or the common stocks included in the basket and the levels of the stock index or any of the component indices and the trading prices of the notes or warrants. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the price of the index stock or the common stocks included in the basket and the levels of the stock index and any of the component indices, as the case may be, remain unchanged for multiple trading days in New York City.

Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent.

Lehman Brothers Inc. will act as the calculation agent. With respect to the notes, the calculation agent will determine, among other things, the amount you will receive on the notes on the stated maturity date, whether adjustments should be made to the multipliers, the index level, the basket level or threshold level, as the case may be, and whether a market disruption event has occurred. With respect to the warrants, the calculation agent will determine, among other things, the amount you will receive on the warrants upon exercise, whether to limit the number of warrants exercisable on any date, other than automatic exercises, whether adjustments should be made to the closing price of the index stock or closing level of the stock index or basket, as the case may be, and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you.

Purchases and sales of the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, by Lehman Brothers Holdings and its affiliates could affect the prices of those securities or the level of the baskets.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, or other equity securities or derivative instruments related to these common stocks, for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings’ obligations under the notes or warrants. These transactions could affect the prices of these common stocks or those other equity securities. Through these transaction, Lehman Brothers Holdings and its affiliates may take positions in the underlying stocks that are inconsistent with an investment in the notes or warrants.

You have no shareholder rights.

Investing in the notes or warrants is not equivalent to investing in the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices in the basket, as the case may be. As an investor in the notes or warrants, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices in the basket, as the case may be.

Additional Risks Related to Notes

The notes will be different from conventional debt securities of Lehman Brothers Holdings in several ways.

•                  The payment you receive on the stated maturity date may be less than the price at which the notes are initially being sold to the public. In the case of certain notes, if the final price of the index stock or final level of the stock index or basket, as the case may be, is less than the initial price of the index stock or initial index level or basket level, or is less than the threshold level on the valuation date, as the case may be, Lehman Brothers Holdings will pay you less than the principal amount per note. You may not receive any payment or you may receive a limited payment on the stated maturity date if the final price of the index stock or final index level or basket level is zero or if the final price of the index stock or final index level or final basket level has fallen below a specified threshold level.

In the case of certain other notes, if the final price of the index stock or final index level or basket level is less than the initial price of the index stock or initial index level or basket level, as the case may be, on the valuation date and the closing price of the index stock or closing index level or basket level, as the case may be, is at or above the threshold level on all exchange business days during the measurement period, Lehman Brothers Holdings will pay you $1,000 per $1,000 note, notwithstanding that the closing price of the index stock or closing level of the index or basket, as the case may be, may have been higher than the initial price of the index stock or initial index level or basket level, as the case may be, at some time during the term of the notes. If the final price of the index stock or final index level or basket level is less than the initial price of the index stock or initial index level or basket level on the valuation date and the closing price of the index stock or closing index level or basket level fell below the threshold level on any exchange business day during the measurement period, Lehman Brothers Holdings will pay you less than $1,000 per $1,000 note.

In the case of certain other notes, if the final price of the index stock or level of the stock index or basket is greater than the initial price of the index stock or initial level of the stock index or basket, Lehman Brothers Holdings will pay you less than the principal amount per note.

•                  The payment you receive on the stated maturity date may be less than the yield on a conventional debt security of comparable maturity. The amount Lehman Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be less than, equal to or only slightly greater than the price at which the notes are initially being sold to the public, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

•                  No interest or other payments may be paid on the notes prior to the stated maturity date.

Your return on the notes could be less than if you owned the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, because your potential return on your principal investment may be limited. The notes may provide less opportunity for equity appreciation than a direct investment in the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket (and, in the case of notes linked inversely to the performance of the stock index or basket, as the case may be, less potential return on your investment than if you sold short the securities underlying the stock index or the component indices) because the return you realize on the stated maturity date may be limited to a fixed percentage of the principal amount. If the price of the index stock or the level of the stock index or basket increases by more than this fixed percentage during the term of the notes, your return on the notes will be less than your return had you owned the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be.

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in the related prospectus supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income deductions.

For tax purposes, you may be required to include original issue discount in income and to recognize ordinary income on any disposition of the notes.

With respect to notes classified as contingent payment debt instruments for United States federal income tax purposes, such notes will be considered to be issued with original issue discount. You will be required to include this original issue discount in income in excess of the stated interest payments actually made to you during your ownership of such notes, subject to some adjustments, based on the “comparable yield” of such notes, which will generally be the rate at which we could issue a fixed rate, non-contingent debt instrument with terms and conditions similar to such notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of such notes. See “United States Federal Income Tax Consequences” in the base prospectus and “Supplemental United States Federal Income Tax Consequences” in the prospectus supplement dated May 30, 2006 relating to Lehman Brothers Holdings’ Medium-Term Notes, Series I (the “MTN prospectus supplement”).

The tax consequences of an investment in notes that are treated as financial contracts for United States federal income tax purposes are uncertain.

Significant aspects of the United States federal income tax consequences of an investment in notes that are treated as financial contracts are not certain. No statutory, judicial or administrative authority directly addresses the characterization of such notes or instruments similar to such notes for United States federal income tax purposes. We will not request any ruling from the Internal Revenue Service with respect to any such notes and cannot assure you that the Internal Revenue Service will agree with the treatment of such notes described in this document. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. We intend to treat, and by purchasing such a note, for all tax purposes, you will agree to treat, such a note as a financial contract giving rise to capital gain or loss, rather than as a debt instrument. We intend to report coupon payments, if any, on such notes as ordinary income to you, but you should consult your own tax advisor concerning alternative characterizations. See “Supplemental United States Federal Income Tax Consequences” in the MTN prospectus supplement.

Additional Risks Related to Warrants

The warrants involve a high degree of risk. Prospective purchasers of the warrants should recognize that their warrants may expire worthless and should be prepared to sustain a total loss of the purchase price of their warrants. Prospective purchasers of the warrants should be experienced with respect to options and options transactions, should understand the risks of transactions in equity-indexed instruments and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the warrants in light of their particular financial circumstances, the information set forth below and the other information set forth in this prospectus supplement, the base prospectus, the related prospectus supplement and the documents incorporated therein by reference.

The warrants are a risky investment and may expire worthless.

You will receive a cash payment from Lehman Brothers Holdings upon exercise, including automatic exercise, of a warrant only if the warrant has a cash settlement value greater than zero at that time. If the final price of the index stock, or final level of a stock index or basket, as the case may be, on the applicable valuation date is less than or equal to the strike price, the cash settlement value will be zero. The strike price will be set to equal the price of the index stock or the index or basket level on the day the warrants are priced for initial sale to the public and will remain constant throughout the term of the warrants.

Investment decisions relating to equity-indexed warrants, such as warrants offered by the related prospectus supplement, require the investor to predict the direction of movements in the prices of the index stock and stocks underlying the relevant stock index or indices, as the case may be, as well as the amount and timing of those movements. Equity-indexed warrants may change substantially in value, or lose all of their value, with relatively small movements in the price of the relevant index stock or level of the stock index or basket, as the case may be. Moreover, an equity-indexed warrant is a “wasting asset” in that, in the absence of countervailing factors, such as an offsetting movement in the price of the related index stock, stock index or basket, as the case may be, the market value of an equity-indexed warrant will tend to decrease over time and the warrant will have no market value after the time for exercise has expired. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (as described below) and the shorter its remaining term to expiration, the greater the risk that a purchaser of the warrant will lose all or part of the purchase price for the warrant. This means that if the final price of the index stock, stock index level or basket level, as the case may be, with respect to the expiration is less than or equal to the strike price, then investors in the warrants who have not exercised their warrants or sold their warrants in the secondary market prior to expiration will necessarily lose their entire purchase price for the warrants upon expiration. The risk of the loss of all of the purchase price of a warrant upon expiration means that, in order to recover and realize a return upon your investment, you must generally be correct about all of the direction, timing and magnitude of an anticipated change in the price of the index stock or level of the stock index or basket. Even if the warrant is “in-the-money” (as described below) when exercised, including automatic exercise upon expiration, if the final price of the index stock or level of the stock index or basket is not greater than the strike price to an extent sufficient to cover your cost of the warrant (that is, the purchase price plus transaction costs, if any), you will lose all or part of your purchase price for the warrant. Investors in the warrants will thus bear the risk of a decline in the price of the index stock or the level of the stock index or basket.

Accordingly, equity-indexed warrants, such as the warrants offered by the related prospectus supplement, involve a high degree of risk and are not appropriate for every investor. Investors who are considering purchasing the warrants must be able to understand and bear the risk of a speculative investment in the warrants, be experienced with respect to options and options transactions and understand the risks of transactions in equity-indexed instruments.

Assuming all other factors are held constant, in the case of call warrants, the value of the warrants will fall if the price of the index stock, level of the stock index or level of the basket declines and in the case of put warrants, the value of the warrants will fall if the price of the index stock, level of the stock index or level of the basket increases.

The trading prices of the index stock or the stocks underlying the stock index or basket will determine their value. It is impossible to predict whether the price of the index stock or level of the stock index or basket will fall or rise. Trading prices of these stocks will be influenced by the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the these stocks are traded, and by various circumstances that can influence the prices of these stocks in a specific market segment or a particular stock. There is, of course, no assurance that any of these stocks will appreciate in value, and indeed any or all of the stocks, and the stock index or basket, may depreciate in value at any time in the future.

The price at which the warrants trade in the secondary market may decline significantly.

If additional warrants or options relating to the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, are subsequently offered to the public, the supply of warrants and options relating to the index stock, the common stocks included in the basket, the common stocks that make up the index or the common stocks that make up the indices included in the basket, as the case may be, in the market will increase, which could cause the price at which the warrants and any other warrants and options trade in the secondary market to decline significantly.

The value of the warrants will be affected by numerous factors, some of which are related in complex ways.

The warrants will have a cash settlement value of zero at the time of their initial public offering. The cash settlement value of the warrants at any time prior to their expiration is expected typically to be less than the trading price of the warrants at that time. The difference between the trading price and the cash settlement value will reflect, among other things, a “time value” for the warrants. The “time value” of the warrants will depend partly upon the length of time remaining to their expiration and expectations concerning the price of index stock and level of the stock index or basket and the underlying stocks during that period. If the warrants are listed on the American Stock Exchange LLC, the expiration date of the warrants may be accelerated should the warrants be delisted from, or should there be a permanent suspension of their trading on, the American Stock Exchange LLC, unless the warrants simultaneously are accepted for listing on another national securities exchange. Any acceleration of this type would result in the total loss of any otherwise remaining “time value,” and could occur when the warrants are “at-the-money” or “out-of-the-money,” as these terms are described in the following paragraphs, thus resulting in the total loss of the purchase price of the warrants.

The final price of the index stock or the level of the stock index or basket on any given day will determine whether the warrants have a cash settlement value greater than zero on that day. In the case of call warrants, the warrants will be “at-the-money” (that is, their cash settlement value will be zero) on any given day if the price of the index stock or the level of the stock index or basket is equal to the strike price, will be “out-of-the- money” (that is, their cash settlement value will be zero) on any given day if the price of the index stock or the level of the stock index or basket is less than the strike price and will be “in-the-money” (that is, their cash settlement value will be greater than zero) on any given day only if the price of the index stock or level of the stock index or basket exceeds the strike price. An increase in the positive difference, if any, between the price of the index stock or the level of the stock index or basket and the strike price will result in a greater cash settlement value, and a decrease in the difference will result in a lesser or zero cash settlement value. In the case of put warrants, the warrants will be “at-the-money” (that is, their cash settlement value will be zero) on any given day if the price of the index stock or the level of the stock index or basket is equal to the strike price, will be “out-of-the- money” (that is, their cash settlement value will be zero) on any given day if the price of the index stock or the level of the stock index or basket is greater than the strike price and will be “in-the-money” (that is, their cash settlement value will be greater than zero) on any given day only if the price of the index stock or level of the stock index or basket is less than the strike price. An increase in the negative difference, if any, between the price of the index stock or the level of the stock index or basket and the strike price will result in a greater cash settlement value, and a decrease in the difference will result in a lesser or zero cash settlement value. Potential profit or loss upon exercise, including automatic exercise, of a warrant will be a function of the cash settlement value of the warrant upon exercise, the purchase price of the warrant and any related transaction costs.

Before purchasing, exercising or selling warrants, investors in the warrants should carefully consider, among other things:

•                  the purchase or trading price of the warrants;

•                  the price of the index stock or level of the stock index or basket at that time;

•                  the time remaining to their expiration;

•                  the probable range of cash settlement values; and

•                  any related transaction costs.

The value of the warrants in the secondary market will be affected by supply and demand of the warrants, the price of the index stock or the level of the stock index or basket at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the warrants before the expiration date may be at a discount, which could be substantial, from their initial public offering price, if, at that time, the price of the index stock or the closing index level or closing basket level is less than, equal to or not sufficiently above the strike price at such time. A change in a specific factor could have the following impacts on the market value of the warrants, assuming all other conditions remain constant.

There are risks and costs associated with exercise of warrants.

Lehman Brothers Holdings may issue the warrants in the form of one or more global certificates, which would be held by DTC or its nominee. If Lehman Brothers Holdings issues the warrants in the form of one or more global certificates, direct and indirect participants in DTC, including the depositaries in the Euroclear or Clearstream clearing systems, will record beneficial ownership of the warrants by individual investors. To exercise warrants, you must direct a broker, who may, in turn, need to direct a participant, to transfer warrants held by DTC on your behalf and to submit an exercise notice to the warrant agent.

In order for the business day on which your exercise notice and related warrants are delivered on your behalf to the warrant agent to constitute the exercise date for the warrants being exercised, you must cause the warrants to be transferred free on the records of DTC to, and the exercise notice to be received by, the warrant agent at or prior to 3:00 p.m., New York City time, on that business day. However, in the case of warrants held through Clearstream or Euroclear, while the exercise notice must be received by the warrant agent at or prior to 3:00 p.m., New York City time, on that day, the related warrants need only be transferred to the warrant agent prior to 3:00 p.m., New York City time, on the applicable valuation date.

To ensure that the warrants and exercise notice will be received by the warrant agent at or prior to the applicable deadline, you must give the appropriate direction to your broker before that broker’s cut-off time for accepting exercise instructions from customers for that day. If your broker is not a participant, you must do so before the applicable participant’s cut-off time. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, you should consult with your broker or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics. A form of exercise notice for warrants will appear in the related prospectus supplement. Additional forms may be obtained at the warrant agent’s office during the warrant agent’s normal business hours.

If a warrant is not exercised at or prior to 3:00 p.m., New York City time, on the earlier of (1) the business day immediately preceding the expiration date and (2) the business day immediately preceding the delisting date, if any, the warrant will be subject to automatic exercise as described in the related prospectus supplement. However, if at that time, the final price of the common stock or the level of the stock index or basket on the applicable valuation date is equal to or less than the strike price, the warrant will expire worthless and you will have sustained a total loss of the purchase price of the warrant.

There may be a minimum number of warrants that can be exercised.

If there is a minimum number of warrants that can be exercised, except in the event of automatic exercise, a holder must tender a minimum number of warrants, as specified in the related prospectus supplement, at any one time in order to exercise its warrants. Thus, except in the case of automatic exercise, holders with fewer than the minimum number of warrants will need either to sell their warrants or to purchase additional warrants, incurring transaction costs in either case, in order to realize upon their investment. Furthermore, such holders incur the risk that there may be differences between the trading price of the warrants and the cash settlement value of such warrants.

There may be limits on the number of warrants that can be exercised on any single day.

The calculation agent will have the option to limit the number of warrants exercisable on any date, except on automatic exercise. In the event that the total number of warrants being exercised on any date exceeds such maximum number and the calculation agent elects to limit the number of warrants exercisable on that date, you may not be able to exercise all of the warrants that you desire to exercise on that date. Warrants to be exercised on that date will be selected on a pro rata basis. The warrants tendered for exercise but not exercised on that date will be automatically exercised on the next date on which warrants may be exercised, subject to the same daily maximum limitation and certain delayed exercise provisions. Any limitation of this type will not apply in the event of automatic exercise, including at expiration.

There will be a time lag after exercise instructions are given.

In the case of any exercise of warrants, there will be a time lag between the time you give instructions to exercise and the time the final vale of the index stock or level of the stock index or basket used to calculate the cash settlement value relating to the exercise is determined. Except under the circumstances described in this risk factor and the following risk factor “Market disruption events may postpone the valuation date,” the valuation date for an exercised warrant will be the first scheduled trading day after the relevant exercise date. Generally, the exercise date for an exercised warrant, subject to certain exceptions described in the related prospectus will be the business day on which the warrant and an exercise notice in proper form are received by the warrant agent if received at or prior to 3:00 p.m., New York City time, on that day; if the warrant and exercise notice are received after that time, the exercise date will be the following business day.

The valuation date for an exercised warrant will occur after the exercise date. Therefore, you will not be able to determine, at the time of exercise of a warrant, the final price of the index stock or level of the stock index or basket that will be used in calculating the cash settlement value of the warrant, and you will thus be unable to determine the cash settlement value. In addition, the valuation date for exercised warrants may be postponed upon the occurrence and continuation of a market disruption event. Moreover, because the exercise date for warrants may be delayed to the extent the number of warrants sought to be exercised exceeds the limit on exercise described in the related prospectus supplement, the valuation date for warrants whose exercise is so delayed will be further delayed.

Any downward movement in the price of the index stock or the level of the stock index or basket between the time you submit an exercise notice and the time the final price of the index stock or level of the stock index or basket for that exercise is determined will result in your receiving a cash settlement value, including a zero cash settlement value, that is less than the cash settlement value you may have anticipated based on the last available closing index level as of the applicable exercise date. The period between exercise and valuation will, at a minimum, represent one full business day and, in the case of a valuation date postponed as a result of there being exercised a number of warrants exceeding the maximum permissible amount or the occurrence and continuance of a market disruption event, may be substantially longer. The price of the index stock or level of the stock index or basket may change significantly during any such period, and any change of this type may adversely affect the cash settlement value to be paid on your warrants.

Market disruption events may postpone the valuation date.

The valuation date for an exercised warrant may be postponed upon the occurrence and continuation of a market disruption event described in the related prospectus supplement. If the calculation agent determines that a market disruption event has occurred and is continuing on any day that would otherwise be a valuation date for any exercised warrant, then the valuation date for the warrant will be postponed to the next scheduled trading day on which there is no market disruption event. The cash settlement value of a warrant determined as of any postponed valuation date may be substantially lower than the otherwise applicable cash settlement value thereof, and may be zero. See the related prospectus supplement which includes a description of events, circumstances or causes constituting a market disruption event.

The price of the warrants will exceed that of similar options.

The initial offering price of the warrants will be in excess of the price that a commercial user of options on the index stock or the common stocks underlying an index, a basket of common stocks or a basket of stock indices might pay for a comparable option in a private transaction.

The warrants are not suitable for all investors.

In the case of warrants that are listed on the Amex, the Amex requires that the warrants be sold only to investors whose accounts have been approved for options trading. In addition, the Amex requires that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in the warrants. It is suggested that investors considering the purchase of warrants be experienced with respect to options on securities and options transactions and reach an investment decision only after carefully considering, with their advisers, the suitability of the warrants in light of their particular circumstances. The warrants are not suitable for persons solely dependent upon a fixed income, for retirement plan accounts or for accounts under the Uniform Gift to Minors Act. Before making any investment in the warrants, it is important that a prospective investor become informed about and understand the nature of the warrants in general, the specific terms of the warrants and the nature of the index stock or the common stocks underlying an index, a basket of common stocks or a basket of stock indices. An investor should understand the consequences of liquidating his investment in a warrant by exercising, as opposed to selling, the warrant. It is especially important for an investor to be familiar with the procedures governing the exercise of warrants, since a failure to properly exercise a warrant prior to its expiration could result in the loss of his entire investment. This includes knowing when warrants are exercisable and how to exercise them.

The warrants are not standardized options issued by the Options Clearing Corporation.

The warrants are unsecured contractual obligations of Lehman Brothers Holdings and will rank equally with all other unsecured contractual obligations of Lehman Brothers Holdings and Lehman Brothers Holdings’ unsecured and unsubordinated debt. The warrants are not standardized stock index options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of warrants must look solely to Lehman Brothers Holdings for performance of its obligations to pay the cash settlement value on the exercise of warrants. Further, the market for warrants is not expected to be generally as liquid as the market for OCC standardized options.

If the warrants are listed, unexercised warrants may be automatically exercised if the warrants are delisted.

If the warrants are listed, in the event the warrants are delisted from, or permanently suspended from trading, within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, on the American Stock Exchange LLC and not accepted at the same time for listing on another United States national securities exchange, warrants not previously exercised may be deemed automatically exercised on the delisting date, and any cash settlement value may be calculated and settled as provided in the related prospectus supplement. Lehman Brothers Holdings will covenant in the warrant agreement related to the warrants that it will not seek delisting of the warrants from, or suspension of their trading on, the American Stock Exchange LLC unless Lehman Brothers Holdings has, at the same time, arranged for listing of the warrants on another United States national securities exchange.

The tax consequences of investing in the warrants may be uncertain.

Investors should consider the tax consequences of investing in the warrants. Please see the base prospectus and MTN prospectus supplement for tax considerations related to a specific series of warrants. Significant aspects of an investment in warrants may be unclear. The Internal Revenue Service or a court may disagree with our characterization of warrants for United States federal tax purposes. Any recharacterization of a warrant could affect the amount, timing and character of income, gain or loss in respect of the warrants. Investors should consult their tax advisors regarding the proper characterization of the warrants as well as possible alternative characterizations.